EXHIBIT 99.1

SKYMALL REPORTS RECORD FIRST QUARTER REVENUES

Net Merchandise Sales Up 59 Percent

PHOENIX, AZ (May 2, 2000) -- SkyMall, Inc. (Nasdaq: SKYM) Tuesday announced its financial results for the first quarter ended March 31, 2000.

SkyMall's net merchandise sales in the first quarter of 2000 were $15.6 million, a 59 percent increase over 1999 first quarter net merchandise sales of $9.8 million.

Net merchandise sales from the Internet totaled $4.3 million or 34 percent of business-to-consumer net merchandise sales in the first quarter of 2000 as compared to $825,000 or 9 percent of business-to-consumer net merchandise sales in the first quarter of 1999. Total revenues in the first quarter were $20 million, compared with $14.2 million in the first quarter of 1999, up 41 percent.

Gross margin for the first quarter of 2000 was $7.3 million or 36 percent, as compared to gross margin of $6.7 million or 47 percent for the same period in 1999.

Gross margin rates declined in the first quarter of 2000 due to the increase in net merchandise sales from loyalty programs, the mix of fixed and variable vendor arrangements, a reduction in shipping and handling revenue due to promotions, and a reduction in revenues from upsell programs.

The Company took certain corrective actions in the first quarter of 2000 that are focused on obtaining the optimal mix between variable and fixed placement fees and discontinued a free shipping promotion. In addition, in April of 2000, the Company revamped an upsell program in its call center. The Company's goal is to increase margins by the second half of the year to more historical levels.

The launch of the Company's Web site and the completion of its Web infrastructure during the first quarter, which were the culmination of the Company's development efforts over the last 12 months, contributed significantly to a $7.2 million loss from operations for the first quarter of 2000 compared to a loss from operations of $3.6 million in the first quarter of 1999.

The Company's net loss for the first quarter of 2000 was $7.5 million or $0.57 per share as compared to a net loss of $2.2 million or $0.24 per share in the first quarter of 1999.

"The 59 percent increase in net merchandise sales marks one of the largest quarter over quarter sales increases in our history," commented Robert M. Worsley, SkyMall's founder and chief executive officer.

"Our record first quarter merchandise sales growth is largely the result of our efforts last year which focused on leveraging our brand, merchandise and fulfillment and technology infrastructure into new channels.

"Our new Marriott relationship and our existing loyalty programs, which provide us with increased exposure to our target customer -- the frequent traveler -- contributed significantly to the increase in net merchandise sales. Northwest Airlines, the fourth largest domestic airline, which began participation in the SkyMall program last July, also contributed to the revenue increase.

"In addition, due in part to our new loyalty business, our average order size increased over 12 percent during the first quarter of 2000 as compared to the first quarter of 1999.

"Our focus over the coming months will be on continuing to drive revenue growth and returning the Company to profitability by the fourth quarter of 2000," continued Worsley.

"Now that the development of our Web infrastructure is largely completed, we have a highly scalable, stable site that we believe is competitive with those of other major e-tailers that we can use to continue to leverage our brand, merchandise and fulfillment capabilities into new channels.

"Much of our general and administrative expenses that were attributable to this effort have been eliminated or reduced in the second quarter. In addition, as previously announced by the Company, we have taken steps in the second quarter to further reduce our general and administrative expenditures.

"These measures will be important in reaching our goal of profitability by the fourth quarter of 2000."

Other recent highlights reported by SkyMall include:

SkyMall launched a new loyalty initiative in April 2000, with General Motors which will allow GM customers to receive discounts on SkyMall merchandise by redeeming their loyalty points.

SkyMall signed an agreement with employeesavings.com in April of 2000, through which SkyMall merchandise will be made available to more than 1.4 million consumers in the workplace.

About SkyMall Inc.

Founded in 1989, SkyMall(R) is a multi-channel specialty retailer that provides a large selection of premium-quality products and services to consumers from a wide variety of merchants and partners. SkyMall is best known for its in-flight catalog, which is available on more than 70 percent of all domestic airlines, reaching approximately 500 million domestic airline passengers annually.

Through its skymall.com, inc. subsidiary, which operates the skymall.com(TM) and skymalltravel.com(TM) Web sites, SkyMall offers an expanded selection of products and services to online shoppers and enables other companies to conduct electronic commerce using skymall.com's merchant solution.

SkyMall provides a merchandise redemption program for a number of loyalty programs, allowing consumers to purchase SkyMall merchandise with loyalty points earned in other programs. Through Durham & Company, a SkyMall subsidiary, SkyMall offers high-quality logo merchandise via its catalogs, workplace initiatives and the durham.skymall.com Web site.

SkyMall's subsidiary, Disc Publishing, Inc., produces the CD-ROM, SkyDisc(TM), which provides advertising, entertainment and e-commerce shopping links to business travelers through airline seat pocket distribution and the skydisc.com Web site. For further information and prior press releases, please visit SkyMall's Web site at www.skymall.com.

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.

Factors that would cause or contribute to such differences include, but are not limited to the continued stability of the Company's Web site and information technology infrastructure, the technical ability to meet the demands of changing consumer needs and managing a growing business, the ability of the Company to implement the programs described herein and those factors that are included by SkyMall, Inc. in its filings with the Securities and Exchange Commission.

Note to Editors:  SkyMall(R)  is a  registered  trademark  of SkyMall,  Inc. and
skymall.com(TM),   skymalltravel.com(TM)   and  SkyDisc(TM)  are  trademarks  of
SkyMall, Inc.

                             SkyMall, Inc.
                        Summary Financial Data
           (Amounts in thousands, except per share amounts)

                                                   Three months ended
                                                        March 31,
                                                 ---------------------
                                                   2000       1999(a)
Revenues:                                        --------    ---------
   Merchandise sales, net                        $ 15,645    $  9,818
   Placement fees and other                         4,362       4,361
                                                 --------    --------
     Total revenues                                20,007      14,179
Cost of goods sold                                 12,761       7,511
                                                 --------    --------
     Gross margin                                   7,246       6,668
                                                 --------    --------
Operating expenses:
   Catalog expenses                                 3,026       2,602
   Selling expenses                                 1,086         834
   Customer service and fulfillment expenses        1,837       1,798
   General and administrative expenses              8,544       5,032
                                                 --------    --------
     Total operating expenses                      14,493      10,266
                                                 --------    --------
Income (loss) from operations                      (7,247)     (3,598)
                                                 --------    --------
Interest expense                                     (150)        (11)
Other income (expense)                                (61)         76
                                                 --------    --------
Income (loss) before income taxes                  (7,458)     (3,533)
Income tax expense (benefit)                           --      (1,318)
                                                 --------    --------
Net income (loss)                                $ (7,458)   $ (2,215)
                                                 ========    ========
Basic net income (loss) per
 common share                                    $  (0.57)   $  (0.24)
                                                 ========    ========
Diluted net income (loss) per
 common share                                    $  (0.57)   $  (0.24)
                                                 ========    ========
Basic weighted average
 shares outstanding                                12,984       9,119
                                                 ========    ========
Diluted weighted average
 shares outstanding                                12,984       9,119
                                                 ========    ========

                      SELECTED BALANCE SHEET DATA

                                              March 31,      December 31,
                                                2000            1999
                                              ---------      -----------
Current Assets                                 $18,943         $33,236
Long Term Assets                                16,590          17,013
Total Assets                                    35,533          50,249
Current Liabilities                             18,727          29,441
Long Term Debt                                   8,526           5,190
Shareholders' Equity                           $ 8,280         $15,618

During 1999, the company changed its method of reporting shipping and handling revenue and costs in order to conform to more widely accepted industry practices. As a result, shipping and handling revenues are included in placement fees and other revenues and the costs associated with shipping and handling are included in cost of goods sold. Prior period balances have been reclassified to conform to this presentation.

(a) Disc Publishing Inc. was acquired in September 1999, and was accounted for as a pooling of interests. The Company's 1999 consolidated financial statements have been restated to include the combined financial results of SkyMall, Inc. and Disc Publishing, Inc.

                                      ###
Contact: SkyMall Inc., Phoenix
         Christine A. Aguilera, 602/528-3249
         aguilera@skymall.com
                  or
         Genesis Select Corp.
         Budd Zuckerman, 303/357-6565
         budd@genesisselect.com